CALVERT GROUP FUNDS

                         CLASS B AND C SHARES

              Plan of Distribution Pursuant to Rule 12b-1
               under the Investment Company Act of 1940


         This Plan applies to Class B and Class C and any future classes (but not Class A) that may be created in any portfolio of the funds that are set forth on Schedule A ("Funds"):

         As permitted by Rule 12b-1 under the Investment Company Act of 1940 and in accordance with the terms and conditions of this Distribution Plan ("Plan"), as hereinafter set forth, the Funds may incur certain expenditures to promote the respective Fund and further the distribution of Fund shares.

         1.       Payment of Fee.

         (a) As compensation for certain services performed and expenses assumed by the Funds' distributor and principal underwriter, Calvert Securities Corporation ("Distributor") the respective Fund may pay the Distributor a distribution fee. The distribution fee is intended to compensate the Distributor for its marketing efforts, which include, but are not limited to the following Costs: commissions and other payments advanced to sales personnel and third parties and related interest costs as permitted by the rules of the National Association of Securities Dealers, printing and mailing prospectuses, sales literature and other relevant material to other than current shareholders, advertising and public relations, telemarketing, marketing-related overhead expense, and other distribution costs. Such distribution fee is in addition to any NASD service fee as described at Section 3(b) of the respective Underwriting Agreement between the Fund and the Distributor, or any front-end or deferred sales charges the Distributor receives from the Fund with respect to sales or redemption of Fund shares. Total fees paid pursuant to this Plan, including the distribution fee described above, and the NASD service fee, shall not exceed the rate set forth in the attached Schedule A to this Plan. All agreements with any person relating to the implementation of this Plan shall be in writing, and such agreements shall be subject to termination, without penalty, pursuant to the provisions of paragraph 2(c) of this Plan.

         (b) Nothing in this Plan shall operate or be construed to limit the extent to which the Fund's Investment Advisor or any other person, other than the Fund, at its expense apart from the Plan, may incur costs and pay expenses associated with the distribution of Fund shares.

         2.       Effective Date and Term.

         (a) This Plan shall become effective upon approval by majority votes of (i) the Board of Trustees/Directors of The Fund and the Trustees/Directors who are not interested persons within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees/Directors"), cast in person at a meeting called for the purpose of voting on this Plan, and (ii) the outstanding voting securities of the Fund.

         (b) This Plan shall remain in effect for one year from its adoption date and may continue in effect thereafter if this Plan is approved at least annually by a majority vote of the Trustees/Directors of the Fund, including a majority of the Qualified Trustees/Directors, cast in person at a meeting called for the purpose of voting on the Plan.

         (c) (i) This Plan may be terminated at any time without payment of any penalty by a majority vote of the Qualified Trustees/Directors or by vote of a majority of the outstanding voting securities of the Fund, or, with respect to the termination of this Plan as to a particular Class of a Portfolio, by a vote of a majority of the outstanding voting securities of that Class.

                  (ii) It is provided, however, that the Funds acknowledge that the Distributor is relying on the continued payment of fees for Class B shares to the extent its Costs as defined in Section 1(a) above have not been recouped, and the Funds agree, that in the event the Plan is terminated with respect to any Fund, that with respect to Class B shares sold prior to the termination of the Plan, the Fund shall continue to pay the Distributor the Class B distribution fee, to the extent the Distributor has Costs in excess of the cumulative deferred sales charges the Distributor has received and distribution fees previously paid under this Plan for such shares. This
Section 2(c)(ii) shall survive any termination of the Plan.

         3.       Reports.

                  The person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan shall provide, on at least a quarterly basis, a written report to the Fund Board of Trustees/Directors of the amounts expended pursuant to this Plan or any related agreements and the purposes for which such expenditures were made.

         4.       Selection of Disinterested Trustees/Directors.

                  While this Plan is in effect, the selection and nomination of those Trustees/Directors who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 shall be committed to the discretion of the Trustees/Directors then in office who are not interested persons of the Fund.

         5.       Effect of Plan.

                  This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

         6.       Amendment.

                  This Plan may not be amended to increase materially the amount authorized in paragraph 1(a) hereof to be spent for distribution without approval by a vote of the majority of the outstanding shares of the Fund, except that if the amendment relates only to a particular Class of a Portfolio, such approval need only be by a vote of the majority of the outstanding shares of that Class. All material amendments to this Plan must be approved by a majority vote of the Board of Trustees/Directors of the Fund, and of the Qualified Trustees/Directors, cast in person at a meeting called for the purpose of voting thereon.


As approved by the Boards: November 1993

                                SCHEDULE A



         The total fees paid by the respective Class of each Portfolio of a Fund pursuant to this Distribution Plan shall not exceed the rate, as a percentage of that Class' average annual net assets, set forth below:


                  Fund/Portfolio
Class B           Class C

The Calvert Fund
Calvert New Vision Small Cap Fund   n/a              1.00%

Calvert Social Investment Fund
Managed Growth Portfolio            n/a              1.00%

Equity Portfolio                    n/a              1.00%

Managed Index Portfolio            _____             _____

Calvert World Values Fund
International Equity Fund          n/a               1.00%

Capital Accumulation Fund          n/a               1.00%





Restated Dec. 1997, subject to Board Approval